Exhibit 23



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in Registration Statements Nos. 333-73376, 333-04295, 333-41768, and 333-88914 on Form S-8 and Registration
Statements  Nos.  033-92218,   333-47041,   333-90395,   333-62830,   333-97831,
333-104882 and 333-108947 on Form S-3 of our reports dated March 10, 2006 relating to the financial statements and financial statement schedules of CBL & Associates Properties, Inc. and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of CBL & Associates Properties, Inc. for the year ended December 31, 2005.



/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
March 14, 2006